Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Patrick McEnany	Melody Carey
Catalyst Pharmaceutical Partners	Rx Communications Group
Chief Executive Officer	Co-President
(305) 529-2522	(917) 322-2571
pmcenany@catalystpharma.com	mcarey@rxir.com

Catalyst Pharmaceutical Partners, Inc. Closes Previously

Announced $15.1 million Registered Direct Offering

CORAL GABLES, FL, September 10, 2013 — Catalyst Pharmaceutical Partners, Inc. (Nasdaq: CPRX) today reported that it has closed its previously announced offering of 8.8 million shares of its common stock in a registered direct public offering. The offering price was $1.72 per share, resulting in gross proceeds of approximately $15.1 million. Roth Capital Partners acted as the exclusive placement agent for the offering and Aegis Capital Corp., Maxim Group LLC and H.C. Wainwright & Co. acted as financial advisers with respect to the offering.

Patrick J. McEnany, Catalyst’s Chairman and CEO, stated: “We are pleased to have completed this financing, which we believe, along with the proceeds from recent warrant exercises, gives us the capital necessary to fund development of Firdapse™ and allows us to begin new clinical studies for CPP-115.” Mr. McEnany continued: “We are also excited that several high quality fundamental life science investors, including New Leaf Venture Partners, participated in our offering.”

Dr. Mark G. Charest of New Leaf Venture Partners, stated: “New Leaf is pleased to support the development of Firdapse™ under the recently granted ‘Breakthrough Therapy Designation.’ We are excited about the potential for Firdapse™.”

The shares were offered pursuant to a shelf registration statement on Form S-3 (File No. 333-170945) filed pursuant to the Securities Act of 1933, as amended, which was previously filed with, and declared effective by, the Securities and Exchange Commission (SEC). A prospectus supplement relating to the offering has been filed with the SEC and is available on the SEC’s website at http://www.sec.gov.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a specialty pharmaceutical company focused on the development and commercialization of novel prescription drugs targeting rare (orphan) neuromuscular and neurological diseases, including Lambert-Eaton Myasthenic Syndrome (LEMS), infantile spasms, and Tourette Syndrome. Catalyst’s lead candidate, Firdapse™ for the treatment of LEMS, is currently undergoing testing in a global, multi-center, pivotal phase III trial and recently received “Breakthrough Therapy Designation” from the U.S. Food & Drug Administration (FDA). Catalyst is also developing a potentially safer and more potent vigabatrin analog (designated CPP-115) to treat infantile spasms, and epilepsy, as well as other neurological conditions associated with reduced GABAergic signaling, like post-traumatic stress disorder and Tourette Syndrome.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including the timing of completion of Catalyst’s currently ongoing Phase III trial of Firdapse™, whether the Phase III trial will be successful, whether the receipt of breakthrough therapy designation for Firdapse™ will expedite the development and review of Firdapse™ by the FDA or the likelihood that the product will be found to be safe and effective, whether the proceeds of this offering, along with the proceeds of recent warrant exercises, will be sufficient to fund the development of Firdapse™ and to begin new clinical studies for CPP-115, whether an NDA for Firdapse™ will ever be accepted for filing by the FDA, the timing of any such NDA filing or acceptance, whether, even if approved, Firdapse™ will be the only approved treatment option for LEMS patients, whether any of Catalyst’s product candidates will ever be approved for commercialization or successfully commercialized, and those other factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2012 and other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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